SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐    Soliciting Material Pursuant to Section 240.14a-12

NetRatings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2002

We will hold the annual meeting of the stockholders of NetRatings, Inc., a Delaware corporation (the “Company”), at the Embassy Suites Hotel, located at 901 E. Calaveras Boulevard, Milpitas, California 95035, on Tuesday, June 4, 2002 at 9:00 a.m., local time, for the following purposes:

1.	To elect nine (9) Directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ended December 31, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business, including the nominees for Directors, are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 12, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s principal offices located at 890 Hillview Court, Milpitas, California 95035.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement. Stockholders whose shares are registered in the name of a broker or bank name should obtain certification of ownership to bring to the meeting.

Sin	cerely,

Wi	lliam R. Pulver
Chief Executive Officer and President

Milpitas, California
April 29, 2002

YOUR VOTE IS IMPORTANT

To ensure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. If you attend the meeting, you may vote in person even if you returned a proxy card.

890 Hillview Court
Milpitas, California 95035

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NetRatings, Inc., a Delaware corporation (the “Company” or “NetRatings”), for use in voting at the Annual Meeting of stockholders to be held at the Embassy Suites Hotel, located at 901 East Calaveras Boulevard, Milpitas, California, on Tuesday, June 4, 2002 at 9:00 a.m., local time, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

This Proxy Statement, the enclosed proxy card and the Company’s Annual Report to Stockholders are being mailed on or about April 29, 2002 to stockholders entitled to vote at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Record Date; Voting Securities

The close of business on April 12, 2001 has been fixed as the record date (“Record Date”) for determining the holders of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 31,825,667 shares of Common Stock outstanding held of record by 93 shareholders.

Voting and Solicitation

Each holder of record of Common Stock on the Record Date will be entitled to one vote per share on all matters to be voted upon by the stockholders.

All votes will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. Delaware law and the Company’s Bylaws provide that a quorum consists of the presence, in person or by proxy, of a majority of shares which are entitled to vote at the meeting. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which there are no instructions indicated about a specified proposal will be voted as follows: (i) FOR the election of the nine persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; and (ii) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the proxy will vote the shares they represent in accordance with their best judgment.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairman of the meeting may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting.

The solicitation of proxies will be conducted by mail. The Company will bear all costs related to the solicitation of proxies. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally or by telephone or facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in the Company’s proxy materials for an Annual Meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable rules of the Securities and Exchange Commission. For a stockholder proposal to be included the Company’s proxy materials for the 2003 Annual Meeting, the proposal must be received at our principal executive offices located at 890 Hillview Court, Suite 300, Milpitas, CA 95035, addressed to the Secretary, not later than December 28, 2002. Stockholder business that is not intended for inclusion in the Company’s proxy materials may be brought before the Annual Meeting so long as the Company receives notice of the proposal as specified in the Company’s Bylaws, addressed to the Secretary at its principal executive offices, not later than the above date.

Should a stockholder proposal be brought before the 2003 Annual Meeting, the proxy holders will be authorized by the Company’s proxy form to vote for or against the proposal, in their discretion, if the Company provides information in its proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during the fiscal year ended December 31, 2001, except that William R. Pulver filed a late Form 3 following his appointment as a member of the Company’s executive management team, and James J. Geddes filed a late Form 5 with respect to one transaction.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of the Common Stock of the Company as of March 31, 2002 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of the Company’s officers and directors is c/o NetRatings, Inc., 890 Hillview Court, Milpitas, California 95035.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
VNU N.V.(3)	20,832,080	65.5%
Ceylonpoort 5-25 2037 AA Haarlem P.O. Box 1 200 MA Maarlem The Netherlands
Trans Cosmos U.S.A., Inc.(4)	1,839,797	5.8%
777 108th Avenue N.E. Bellevue, WA 98004

Executive Officers and Directors:
Michael P. Connors(3)(15)	20,832,080	65.5%
Jeffrey E. Epstein(15)	20,832,080	65.5%
Thomas A. Mastrelli(3)(15)	20,832,080	65.5%
David H. Harkness(5)(15)	18,841,852	59.2%
John A. Dimling(6)(15)	18,836,227	59.2%
James J. Geddes, Jr.(7)	1,888,335	5.9%
David J. Toth(8)	759,535	2.4%
Charles L. (“Tim”) Meadows(9)	254,973	*
Jack R. Lazar(10)	122,867	*
Terry Nolan(11)	50,500	*
David Muir (12)	27,083	*
Scott Mercer(13)	19,167	*
Arthur F. Kingsbury(14)	10,833	*
John A. Dimling	3,500	*
William R. Pulver	1,500	*
All executive officers and Directors as a group (18 persons)(16)	24,187,568	76%

*	Less than 1%
(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable within 60 days of March 31, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each such stockholder’s name.

(2)	Based on 31,817,678 shares of Common Stock outstanding on March 31, 2002.

(3)
Consists of 18,832,727 shares held of record by Nielsen Media Research, Inc., 1,996,228 shares held of record by ACNielsen, and 3,125 shares issuable upon the exercise of options held by Mr. Connors, an executive officer of VNU, Inc. and ACNielsen, that are currently exercisable or will become exercisable within 60 days after March 31, 2002; ACNielsen has the power to direct the voting and disposition of the shares subject to this option, and Mr. Connors disclaims beneficial ownership of these shares. Each of VNU, Inc., Nielsen Media Research, Inc. and ACNielsen are indirectly wholly owned subsidiaries of VNU N.V.

(4)	Includes 1,830,241 shares held of record by Trans Cosmos U.S.A., Inc. and 9,556 shares held of record by TCI Club, an entity affiliated with Trans Cosmos U.S.A.
(5)
Includes 3,125 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002. Includes 18,832,727 shares held of record by Nielsen Media Research.

(6)
Includes 3,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002. Includes 18,832,727 shares held of record by Nielsen Media Research.

(7)
Includes 27,188 issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002. Also includes 1,830,241 shares held of record by Trans Cosmos U.S.A., Inc. and 9,556 shares held of record by TCI Club. Mr. Geddes is a Senior Managing Director of Trans Cosmos U.S.A., Inc. and, accordingly, may be deemed to share voting or investment control with respect to shares owned by Trans Cosmos U.S.A.

(8)	Includes 300,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.
(9)
Includes 251,673 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002. Includes 3,300 shares that Mr. Meadows holds as custodian for his children.

(10)	Includes 121,814 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.
(11)	Includes 50,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.
(12)	Includes 27,083 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.
(13)	Includes 14,167 issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.
(14)	Includes 10,833 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.
(15)
Mr. Harkness is an executive officer of Nielsen Media Research; Mr. Dimling is Chairman of Nielsen Media Research; Mr. Connors is an executive officer of VNU Inc. and ACNielsen; Messrs. Mastrelli and Epstein are executive officers of VNU, Inc. Each of Nielsen Media Research, ACNielsen, and VNU, Inc. are indirectly wholly owned subsidiaries of VNU N.V. Accordingly, these individuals may be deemed to share voting or investment control with respect to shares owned by Nielsen Media Research or ACNielsen. Each of these individuals disclaims beneficial ownership of any shares held by Nielsen Media Research or ACNielsen. The address for Messrs. Harkness, Dimling and Epstein is c/o Nielsen Media Research Inc., 299 Park Avenue, New York, NY 10171. The address for Messrs. Connors and Mastrelli, is c/o VNU Inc., 770 Broadway, New York, NY 10003.

(16)
Includes 18,832,727 shares held of record by Nielsen Media Research, 1,996,228 shares held of record by ACNielsen, 1,830,241 shares held of record by Trans Cosmos U.S.A., Inc. and 9,556 shares held of record by TCI Club. Also includes 974,919 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2002.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

A Board of nine directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable to or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until that person’s successor has been elected.

Vote Required and Board of Directors’ Recommendation

If a quorum is present and voting, the nine nominees receiving the highest number of affirmative votes of the votes cast shall be elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominees for Director

The names of the nominees, their ages as of March 31, 2002, and certain other information about them are set forth below:

Name	Position	Director Since
William Pulver	President, Chief Executive Officer and Director, NetRatings, Inc.	2002

John A. Dimling	Chairman of the Board, NetRatings, Inc.; Chairman, Nielsen Media Research	1999

Michael P. Connors(2)	Member of the Executive Board of VNU N.V.; Chairman and Chief Executive Officer of VNU Media Measurement and Information; Vice Chairman, ACNielsen	1999

Jeffrey E. Epstein	Chief Financial Officer of VNU Media Measurement and Information	2002

James J. Geddes, Jr.(1)	Managing Director, Trans Cosmos U.S.A.	1999

David H. Harkness	Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information	1999

Arthur F. Kingsbury(1)	Private Investor	2001

Thomas A. Mastrelli	Chief Operating Officer, VNU, Inc.	1999

D. Scott Mercer(1)(2)	Senior Vice President and Chief Financial Officer, Western Digital Corporation	2001

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

There are no family relationships among any of the directors or executive officers of the Company.

Mr. Pulver, 42, joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to the Company’s Board of Directors and assumed the role of President and Chief Executive Officer in January 2002. Previously, Mr. Pulver was president of ACNielsen eRatings.com, an Internet audience measurement company with operations outside the United States, where he was responsible for developing and executing a plan to launch the international rollout of the Nielsen//NetRatings service. Prior to this appointment, he worked continuously with ACNielsen for 22 years. Most recently, Mr. Pulver was group chief executive, ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. In this sub-regional role, he was accountable for a business that included retail measurement services, customized research, media measurement services, modeling and analytics as well as a Korean joint venture in consumer panel services. He holds a Bachelor of Commerce degree, with a major in marketing, from the University of NSW, Australia.

Mr. Dimling, 63, has served on the Company’s Board of Directors since December 1999 and has served as its Chairman of the Board since April 2002. Mr. Dimling currently serves as the Chairman of Nielsen Media Research. From July 1998 through 2001 he served as the President and Chief Executive Officer of Nielsen Media Research, where he also served as Chairman during 2001. He previously served President and Chief Operating Officer of Nielsen Media Research from July 1993 to June 1998. Mr. Dimling holds an A.B. in Mathematics from Dartmouth College, an M.S. in Industrial Administration from Carnegie Mellon University and a J.D. from George Washington University.

Mr. Connors, 46, has served as a member of the Company’s Board of Directors since September 1999. He has served on the Executive Board of VNU since September 2001, as Chairman, Chief Executive Officer of VNU Media Measurement & Information since June 2001, and as Vice Chairman of ACNielsen since 1996. From April 1995 to November 1996, he was a Senior Vice President and Chief Human Resources Officer of The Dun & Bradstreet Corporation, a business information company. From 1989 to May 1995, Mr. Connors was Senior Vice President for American Express Travel Related Services. Mr. Connors holds a B.S. in Business Administration and Finance from the University of Kansas and an M.A. in Human Resource Management from Central Michigan University.

Mr. Epstein, 45, has served as a member of the Company’s Board of Directors since April 2002. Since March 2002, Mr. Epstein has served as Chief Financial Officer of VNU Media Measurement and Information. From April 1999 until joining VNU, he served as the Executive Vice President of DoubleClick and from March 1998 until April 1999 as the Chief Financial Officer of DoubleClick. From May 1997 to February 1998, Mr. Epstein served as Chief Financial Officer of Trans National Group Inc., a consumer services company. From January 1995 to March 1997, Mr. Epstein served as Senior Vice President of CUC International Inc., a membership-based consumer services company. From February 1988 to December 1994, Mr. Epstein served as Chief Financial Officer of King World Productions, Inc., a television production company. Mr. Epstein holds an MBA from Stanford Business School and a BA in Economics and Political Science from Yale University.

Mr. Geddes, 51, has served as a member of the Company’s Board of Directors since August 1999. Since September 1995, Mr. Geddes has been a Senior Managing Director of Trans Cosmos U.S.A. Inc., a venture capital investing company. From November 1992 to September 1995, Mr. Geddes was President and Chief Executive Officer of InVision Systems Corporation, a video conferencing software company. Mr. Geddes also serves as a director of several private companies. Mr. Geddes holds a B.S. in Electrical Engineering from the University of Maryland.

Mr. Harkness, 57, has served as a member of the Company’s Board of Directors since September, 1999. Mr. Harkness has been employed by Nielsen Media Research, Inc. since 1975, most recently as Senior Vice President, Strategy and Alliances, VNU Media Measurement and Information. Mr. Harkness holds a B.A. in Chemistry from Bates College and an M.B.A. in Marketing and Finance from the University of Connecticut.

Mr. Kingsbury, 53, has served on the Company’s Board of Directors since March 2001. He is currently a private investor. He served as the President and COO of VNU USA, Inc. from 1994 through 1996. Prior to that, he served as the President and Chief Operating Officer of BPI Communications, Inc. from 1991 through 1994. From 1990 through 1993, he was a director of Affiliated Publications, Inc. and from 1987 through 1989 he was a director of McCaw Cellular, Inc. He holds a B.S. in Business Administration from Babson College.

Mr. Mastrelli, 54, has served on the Company’s Board of Directors since December 1999. He has been Chief Operating Officer of VNU Inc., a subsidiary of VNU N.V, since January 1999. From April 1998 to December 1998, Mr. Mastrelli served as Executive Vice President and General Manager of VNU USA, Inc. From 1981 to April 1998, he was a partner at the public accounting and consulting firm of Leslie Sufrin and Company. He holds a B.B.A. from Pace University and an M.B.A. from Fordham University.

Mr. Mercer, 51, has served as a member of the Company’s Board of Directors since December 2001. Since October 2001, Mr. Mercer has served as Senior Vice President, Chief Financial Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries. From June 2000 through September 2001, Mr. Mercer served as Vice President, Chief Financial Officer of TeraLogic, Inc., a privately held supplier of semiconductors and software to the digital television industry. From June 1996 through May 2000, Mr. Mercer was employed by Dell Computer Corporation in senior operating and financial positions including assignments in product development and Dell’s European operations. Prior to joining Dell, Mr. Mercer served as Executive Vice President, Chief Financial and Administrative Officer of Western Digital Corporation; Chief Financial Officer of Businessland, Inc.; and Chief Financial Officer of LSI Logic Corporation. He holds a B.S. from California State Polytechnic University, Pomona.

Board Meetings and Committees

The Board of Directors of the Company held a total of 12 meetings during the fiscal year ended December 31, 2001. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. Each director attended 75% or more of the aggregate meetings of the Board of Directors and of the committees thereof, if any, upon which such director served during 2001.

During the year ended December 31, 2001, a former director and each of Messrs. Mastrelli, Mercer, Kingsbury, and Harkness served on the Audit Committee at various times. The Audit Committee currently consists of Directors Geddes, Kingsbury and Mercer. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company’s independent auditors. The Audit Committee held four meetings during the fiscal year ended December 31, 2001.

During the year ended December 31, 2001, the Compensation Committee consisted of a former director and Directors Connors and Mercer. The Compensation Committee currently consists of Directors Connors and Mercer. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for officers of the Company. The Compensation Committee held one meeting during the fiscal year ended December 31, 2001 and acted by unanimous written consent on 11 other occasions during the year.

Director Compensation

The Company’s directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors. The Company reimburses directors for their reasonable expenses incurred in attending meetings of the Board. The Company’s expense reimbursement policy limits the amount of such reimbursements to $2,500 per meeting.

The Company maintains a policy pursuant to which its independent directors, who consist of directors who are not employees of the Company or any other affiliate of VNU, are eligible to receive non-qualified stock options. Under the guidelines established by the Board, each independent director is eligible to receive a yearly grant of 7,500 shares vesting ratably over a twelve month period and an additional grant of 2,500 shares for each committee on which the director serves (subject to a maximum of 5,000 shares). These amounts are only guidelines, and the Board retains discretion to make grants outside of such guidelines as it deems appropriate.

In April 2001, the Company issued to James Geddes, Arthur Kingsbury and D. Scott Mercer, in connection with their agreement to serve on the Company’s Board of Directors, options to purchase 7,500, 20,000 and

20,000 shares, respectively, of the Company’s Common Stock at an exercise prices of $11.02, $11.02 and $10.8125, respectively, per share. The options issued to Mr. Geddes vested ratably over the twelve-month period beginning January 1, 2001. The options granted to Mssrs. Mercer and Kingsbury vest ratably over a 24-month period beginning on January 25, 2001, in the case of Mr. Mercer, and on March 31, 2001, in the case of Mr. Kingsbury.

The Company has entered into Retention Agreements with Messrs. Geddes, Kingsbury, and Mercer the terms of which provide that if any such individual is involuntarily removed from his position as a member of the Company’s Board of Directors, other than for cause, then all options to purchase the Company’s stock held by such director shall immediately vest and remain exercisable for a 90-day period following such termination. In addition, the Company’s 1998 Stock Plan provides that in the event of a change in control of the Company resulting from a merger or sale of substantially all of its assets, if the acquiring corporation does not assume or substitute for an outstanding option, each option, including each option issued to a director, will become fully vested and exercisable prior to the date of the change in control.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2002 and recommends that the stockholders confirm such selection. This firm has audited the Company’s financial statements since the Company’s inception. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock of the Company voting at the Annual Meeting in person or by proxy, the Board of Directors will reconsider its selection.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the majority of the votes cast, as well as the presence of a quorum representing a majority of the Company’s outstanding shares, will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2002 fiscal year ending December 31, 2002. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have no effect on the outcome of this vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR ENDING DECEMBER 31, 2002.

Fees Billed for Services Rendered by Principal Auditors

For the fiscal year ended December 31, 2001, Ernst & Young LLP, the Company’s independent auditor and principal accountant, billed the approximate fees set forth below.

Audit Fees	$159,550
Audit Related Fees—Assistance and due diligence associated with the Company’s proposed acquisitions of Jupiter Media Matrix and ACNielsen eRatings.com	$156,124
Financial Information Systems Design and Implementation Fees	$—
All Other Fees	$15,959

EXECUTIVE OFFICERS

The executive officers of the Company as of April 29, 2002 are as follows

Name	Position
William Pulver	President, Chief Executive Officer and Director
William Hodgman	Executive Vice President, Measurement Science
Jack R. Lazar	Executive Vice President of Corporate Development, Chief Financial Officer and Secretary
Manish Bhatia	Senior Vice President, Product Marketing and Business Development
George Durney	Senior Vice President, Sales
David Muir	Senior Vice President, Engineering and Operations
Barbara Jarzab	Vice President and Chief of Measurement Science
Sean Kaldor	Vice President of Client Analytics and Corporate Marketing

Mr. Pulver, 42, joined the Company in November 2001 as its President and Chief Operating Officer and was appointed to the Company’s Board of Directors and assumed the role of President and Chief Executive Officer in January 2002. Previously, Mr. Pulver was president of ACNielsen eRatings.com, an Internet audience measurement company with operations outside the United States, where he was responsible for developing and executing a plan to launch the international rollout of the Nielsen//NetRatings service. Prior to this appointment, he worked continuously with ACNielsen for 22 years. Most recently, Mr. Pulver was group chief executive, ACNielsen Japan. In March 1999, the role was expanded to include ACNielsen Korea. In this sub-regional role, he was accountable for a business that included retail measurement services, customized research, media measurement services, modeling and analytics as well as a Korean joint venture in consumer panel services. He holds a Bachelor of Commerce degree, with a major in marketing, from the University of NSW, Australia.

Mr. Hodgman, 43, has served as the Company’s Executive Vice President of Measurement Science since April of 2002. From September 2001 until joining NetRatings, Mr. Hodgman served as the President of Measurement Services for Jupiter Media Metrix, and from 1998 until joining NetRatings, Mr. Hodgman served as the Chief Executive Officer and President of AdRelevance, which has been a wholly owned subsidiary of Jupiter Media Metrix since being acquired by that company in October 1999. Before founding AdRelevance, Mr. Hodgman had been General Manager of USWEB/CKS’s northwest operation from 1997 to 1998. Prior to that, Mr. Hodgman had been a Senior Vice President of McCann-Erickson from 1994 to 1998. Mr. Hodgman received a B.A. from Williams College.

Mr. Lazar, 36, has served as the Company’s Chief Financial Officer and Secretary since August 1999, initially as a Vice President and, since December 2000, as an Executive Vice President, Corporate Development. From January 1996 to August 1999, Mr. Lazar was Vice President, Chief Financial Officer and Secretary of Apptitude, Inc., a developer and manufacturer of network management solutions which was acquired by Hifn. From June 1992 to December 1995, Mr. Lazar was employed by Electronics For Imaging, Inc., a developer of color servers and color management software, first as Financial Planning Manager and later as Controller and Principal Financial and Accounting Officer. From September 1987 to June 1992, Mr. Lazar worked in various audit positions at Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Lazar holds a B.S.c. from Santa Clara University and is a certified public accountant.

Mr. Bhatia, 36, has served as the Company’s Senior Vice President, Product Marketing and Business Development since January 2002. Prior to joining NetRatings, Mr. Bhatia was Senior Vice President, Interactive Services for Nielsen Media Research from October 2000 until January 2002. Mr. Bhatia joined Nielsen Media Research in 1989 and worked with Nielsen’s cable network clients. More recently, Mr. Bhatia was responsible for Nielsen’s various initiatives in Internet audience measurement. Mr. Bhatia holds an MBA in Computer Information Systems from Baruch College, CUNY and a Masters in Economics from Chandigarh, India.

Mr. Durney, 38, has served as the Company’s Senior Vice President of Sales since January 2002. From April 1999 until assuming his current position, Mr. Durney was the Company’s Vice President, Eastern Sales. Prior to joining NetRatings, Mr. Durney had a fourteen year career with Dun & Bradstreet from May of 1985- March of 1999. He held various positions in sales and marketing throughout his career ranging from Senior Vice President—Inside Sales and Services, Vice President of Channel Marketing, Director of National Sales and Assistant Vice President of National Accounts and Portfolio Analytics. Mr. Durney holds a B.S. in Marketing and Management from Siena College, Loudonville, New York.

Mr. Muir, 49, has served as the Company’s Senior Vice President of Engineering and Operations since February 2002 and served as its Vice President of Engineering from September 2000 until February 2002. Mr. Muir was Vice President of Engineering at iLux Corporation, a web measurement and marketing software company, from July 1999 to August 2000. Prior thereto, Mr. Muir served as Vice President of Engineering for Transim Technologies, Inc., a provider of web-enabled computer chip simulation tools from June 1998 to July 1999. From December 1986 to June 1998, Mr. Muir served as Executive Vice President and a member of the Board of Directors of FTI Consulting, a technology consulting firm providing advanced interactive computer graphics, computer animation and document database services. Mr. Muir holds a B.S. in Mechanical Engineering from Kettering University in Michigan.

Ms. Jarzab, 45, has served as the Company’s Vice President and Chief of Measurement Science since January 2002. From December 1997 until January 2002, Ms. Jarzab served as the company’s Vice President of Research. Ms. Jarzab has over 20 years experience in consumer panel research methodologies and analytics. From December 1982 to November 1997, Ms. Jarzab was employed by Information Resources, Inc., a leading provider of sales and marketing research to the global consumer goods industry, holding various positions in Research, Product Management, Panel Operations, and last as Senior Vice President responsible for their Consumer Panel Analytic Services group. Ms. Jarzab earned an MA in Social Policy Research from the University of Chicago and a BA in Economics from De Paul University in Chicago.

Mr. Kaldor, 33, is NetRatings’ Vice President of Corporate Marketing and Client Analytics, and Chief Analyst. He joined NetRatings in April 2000 as Vice President of eCommerce, and was subsequently promoted to Vice President of Client Analytics and ultimately to his current role in January 2002. From 1995 until 2000, Mr. Kaldor was Group Vice President of eBusiness and Vice President of Developing Markets & Technologies for International Data Corporation. Prior to International Data Corporation, he held a range of strategic business and global marketing positions within AT&T. He holds a B.S. in Marketing from Indiana University.

EXECUTIVE COMPENSATION

Cash and Other Compensation

Summary Compensation Table.    The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001 by the Company’s Chief Executive Officer and the four other highest-paid executive officers whose salary and bonus for the fiscal year ended December 31, 2001 exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Annual Compensation			Long-Term Compensation Awards Securities Underlying Options(#)	All Other Compensation ($)
	Fiscal Year	Salary ($)	Bonus ($)
David J. Toth(1)	2001	250,000	112,501	—	—
President and Chief Executive Officer; Director	2000 1999	225,000 164,583	50,313 —	— 300,000	—
Jack Lazar(2)	2001	183,750	86,625	—	—
Executive Vice President of Corporate Development, Chief Financial Officer, and Secretary	2000 1999	167,500 72,778	35,219 —	50,000 170,000	— —
Charles L. (“Tim”) Meadows(1)	2001	193,800	88,920
Executive Vice President of Products & Services	2000 1999	186,250 150,208	38,238 —	30,000 150,000	— —
David Muir(3)	2001	169,125	77,963	95,000	—
Senior Vice President, Engineering and Operations	2000 1999	54,313 —	21,288 —	65,000 —	— —
Terry Nolan(1)(4)	2001	165,000	76,501	100,000
Vice President of Administration	2000 1999	122,708 —	32,300 —	50,000 —	60,000 —	(5)

(1)	Messrs. Toth, Meadows and Nolan left the Company in March 2002.
(2)	Mr. Lazar joined the Company in August 1999.
(3)	Mr. Muir joined the Company in September 2000.
(4)	Mr. Nolan joined the Company in March 2000.
(5)	Consists of sign-on bonus amounts and Company-paid moving expenses.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 2001.

Name	Individual Grants			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted in Fiscal Year(2)	Exercise Price Per Share ($/Sh)(3)		5%($)	10%($)
David J. Toth	—	—	—	—	—	—
Jack R. Lazar	—	—	—	—	—	—
Charles L. (“Tim”) Meadows	—	—	—	—	—	—
David Muir	95,000	5.34	13.90	11/29/11	830,168	2,103,643
Terry Nolan	100,000	5.62	13.90	11/29/11	873,861	2,214,361

(1)
All of such options vest as to  1/4 of such shares one year from the initial vesting date and ratably each month thereafter over the following 36-month period In addition, the Company’s 1998 Stock Plan provides that in the event of a change in control of NetRatings resulting from a merger or sale of substantially all of our assets, all outstanding stock options will become fully vested and exercisable prior to the date of the change of control if such options are not assumed by the acquiring corporation or substituted for new awards. In addition, each of the foregoing individuals has entered into a Retention Agreement which provides for accelerated vesting of stock options under certain circumstances. See “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” below.

(2)	Based on an aggregate of 1,777,994 options granted in the fiscal year ended December 31, 2001 to employees of the Company, including the Named Executive Officers.
(3)	The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant, based on the closing price of the Common Stock on the Nasdaq National Market.
(4)
The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee’s continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or the sale of underlying shares of Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in 2001 and Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2001. In addition, the table sets forth the number of shares covered by unexercised stock options and the value “in-the-money” stock options held by the Named Executive Officers as of December 31, 2001.

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Shares Underlying Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David J. Toth	—	—	—	300,000	—	1,644,000
Jack R. Lazar	10,000	77,000	98,898	102,083	864,983	801,350
Charles L. (“Tim”) Meadows, Jr.	—	—	209,875	123,125	2,673,665	631,225
David Muir	—	—	20,313	139,688	16,352	205,073
Terry Nolan	—	—	18,751	131,249	36,150	224,475

(1)
The value realized represents the difference between the per share closing price of the Company’s Common Stock on the day of exercise and the exercise price of the options, and does not necessarily indicate that the optionee sold such stock at that price, or at all.

(2)	Value is based on $15.68 per share closing price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2001.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Retention Agreements and Transition/Consulting Agreements.    The Company has entered into Retention Agreements with Messrs. Toth, Lazar, Meadows, Nolan and Muir, as well as Transition/Consulting Agreements with Messrs. Toth, Lazar and Meadows. The Retention Agreements provide that if the officer is involuntarily terminated from his position with the Company other than for cause or if he resigns as a result of certain specified actions taken by the Company, then all of his options will immediately vest and will remain exercisable for 90 days following his termination, and he will be entitled to receive additional cash compensation equal to twelve months’ annual salary and the full amount of his targeted annual incentive bonus, as in effect immediately prior to the date of termination. In the case of Messrs. Toth, Lazar and Meadows, these terms have been supplemented by the terms of the Transition/Consulting Agreements, under which the specified benefits take effect in the event of any voluntary or involuntary termination, regardless of the circumstances. The Transition/Consulting Agreements further provide that each such officer will be retained as a consultant to the Company for one year following termination, during which he will provide between two and five days of service per month, at a compensation level equal to 100% of the total amount of the officer’s annual salary and targeted bonus, in the case of Mr. Toth, 60% of such amount in the case of Mr. Lazar and 50% of such amount in the case of Mr. Meadows. Messrs. Toth and Meadows resigned from the Company in March 2002.

Change-in-Control Provisions in Stock Option Plan.    The Company’s 1998 Stock Plan provides that in the event of a change in control of the Company resulting from a merger or sale of substantially all of the Company’s assets, the acquiring corporation may assume or substitute for outstanding options granted under the plan. However, if the acquiring corporation does not assume or substitute for an outstanding option, each option, including each option issued to an executive officer of the Company, will become fully vested and exercisable prior to the date of the change in control.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is comprised of non-employee members of the Company’s Board of Directors. The members of the Compensation Committee during fiscal 2001 were Mr. Connors, Mr. Norman and Mr. Mercer. Mr. Norman resigned from the Board of Directors in April of 2002.

Compensation Philosophy

The goals of the Company’s compensation policy are to attract, retain and reward executive officers who contribute to the overall success of the Company by offering compensation that is competitive in the industry and geographic region in which we operate, to motivate executives to achieve the Company’s business objectives and to align the interests of officers with the long-term interests of stockholders. The Company currently uses salary, bonuses and stock options to meet these goals.

Forms of Compensation

The Company provides its executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and Company performance, as well as market information regarding compensation paid by other companies in the Company’s industry.

Base Salary and Benefits.    We provide a base salary and benefits package that is competitive within the industry and geographic region in which we offer employment. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions for individuals of similar education and background to the executive officers being recruited. The Company also gives consideration to the individual’s experience, reputation in his or her industry and expected contributions to the Company. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee’s determination that the individual’s level of contribution to the Company has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels. Executive officers are generally eligible to participate in benefit programs that are available to all employees.

Bonuses.    Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on the financial performance of the Company and the achievement of the officer’s individual performance objectives. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

Long-Term Incentives.    Longer term incentives are provided through the 1998 Stock Plan, which rewards executives and other employees through the growth in value of the Company’s stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a significant incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities, historical and expected contributions to the Company, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officer’s relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join the Company may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are typically granted at market price of the Company’s Common Stock on the date of grant and will provide value to the executive officers only when the price of the Common Stock increases over the exercise price.

Compensation of Chief Executive Officer

During 2001, Mr. Toth’s salary, option grants and potential bonus were determined according to the criteria discussed above regarding compensation of all of our executive officers.

Summary

The Committee believes that the Company’s compensation policy as practiced to date by the Committee and the Board has been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to corporate goals. The Committee expects the Company’s compensation policy to evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for the Company’s products.

Re	spectfully submitted,

Mi	chael P. Connors
D.	Scott Mercer
Da	vid Norman

AUDIT COMMITTEE REPORT

The audit committee of the Company’s Board of Directors (the “Audit Committee”) currently consists of three non-employee Directors, James Geddes, Arthur F. Kingsbury and D. Scott Mercer, each of whom has been determined to be independent as defined in the Nasdaq Marketplace Rules. During 2001, each of David Norman, Thomas Mastrelli and David Harkness also served on the Company’s Audit Committee. The Audit Committee is a standing committee of the board of directors and operates under a written charter adopted by the Board of Directors, attached to this Proxy Statement as Appendix A. Among its other functions, the Audit Committee recommends to the board of directors, subject to stockholder ratification, the selection of the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During fiscal 2001, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent accountants. The Audit Committee’s agenda is established by senior members of the Company’s financial management team in consultation with the independent accountants and audit committee members. The Audit Committee had private sessions with the Company’s independent accountants, at which candid discussions of financial management, accounting and internal control issues took place. The Audit Committee and senior members of the Company’s financial management team reviewed the overall scope and plans for the audit with the independent accountants. The Audit Committee has reviewed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Company’s independent auditors also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining its independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Re	spectfully Submitted,

Jam	es Geddes
Ar	thur F. Kingsbury
D.	Scott Mercer
Da	vid A. Norman
Th	omas A. Mastrelli
Da	vid H. Harkness

PERFORMANCE GRAPH

The following graph demonstrates a comparison of cumulative total stockholder return for holders of the Company’s Common Stock from December 8, 1999, the date of the Company’s initial public offering, through December 31, 2001 compared with the Nasdaq Composite Index and the Nasdaq Computer Index. The graph assumes that $100 was invested on December 8, 1999 in the Company’s common stock and in each index, and that all dividends have been reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company’s relative stock price for the period from December 8, 1999 through December 31, 2001.

	December 8, 1999	December 31, 1999	December 31, 2000	December 31, 2001
NASDAQ Composite Index	$100	$113	$69	$54
NASDAQ Computer Index	$100	$115	$64	$49
NetRatings, Inc.	$100	$172	$52	$56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Repurchases

The Company has entered into Stock Repurchase Agreements with each of Messrs. Toth and Meadows. The repurchase agreements provided that, at the request of Mr. Toth or Mr. Meadows, for a 90-day period beginning three days after either the closing of the Company’s proposed acquisition of Jupiter Media Metrix or the termination of the Company’s agreement to acquire Jupiter Media Metrix, the Company would repurchase up to an aggregate of 1,000,000 shares and 500,000 shares, respectively, of the Company’s common stock held by Toth and Meadows. The agreements each provided for a repurchase price equal to the average of the closing prices of the Company’s common stock on the 10 trading days preceding a request by Mr. Toth or Mr. Meadows that his stock be repurchased. In February 2002, pursuant to these agreements, the Company repurchased 1,000,000 shares and 500,000 shares from Messrs. Toth and Meadows, respectively, at a per share price of $13.75 and $13.76, respectively, resulting in proceeds to Messrs. Toth and Meadows of approximately $13.76 million and $6.88 million, respectively.

Relocation Loan

In connection with the sale of her former residence, relocation to California, and purchase of a new residence in California, the Company made two loans to Barbara Jarzab in May of 2000 in the amounts of approximately $240,000 and $340,000. The loans bore interest at the rates of 6.24% and 6.03%, respectively, and were secured by Ms. Jarzab’s residence and certain other collateral. Ms. Jarzab repaid the loans in full in September of 2000 and October of 2001, respectively. The Company believes that the terms of the loans were substantially the same as the terms that would be determined though arm’s length negotiations.

Strategic Relationship with Nielsen Media Research

In August 1999, the Company entered into an operating agreement covering its relationship with Nielsen Media Research. Under the terms of the operating agreement, the Company pays Nielsen Media Research a commission for selling services to certain customers. These commissions totaled $1,589,000, $1,837,000 and $537,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company is also charged by Nielsen Media Research for costs of maintaining its Internet audience measurement panel at the rates Nielsen Media Research charges its own internal divisions. These costs totaled $6,417,000, $7,598,000 and $5,246,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Nielsen Media Research currently owns approximately 59.2% of the Company’s outstanding common stock. Nielsen Media Research is an indirect wholly owned subsidiary of VNU N.V., which owns an additional 6.3% of our outstanding common stock through ACNielsen, another indirect wholly-owned subsidiary. Director David H. Harkness is an executive officer of Nielsen Media Research; directors Jeffrey E. Epstein and Thomas A. Mastrelli are executive officers of VNU, Inc., and director Michael P. Connors is an executive officer of VNU, Inc. and ACNielsen.

Joint Ventures

The Company has established several joint ventures in order to help it adapt, market, service and sell interactive media and market research internationally. In each instance, the Company has provided the joint venture with a software license agreement which allows the joint venture to utilize the Company’s proprietary data collection software in exchange for a royalty based on the joint venture’s revenues.

In June 1999, the Company established a joint venture in Japan, NetRatings Japan, Inc., in which it currently holds a 27% direct ownership position. During 2001, the Company invested approximately $1,282,000 in NetRatings Japan. In addition to the Company’s ownership position in NetRatings Japan, Trans Cosmos, the beneficial owner of 5.8% of the Company’s stock currently holds a 30% ownership position in NetRatings Japan, and another joint venture in which the Company has an ownership interest, ACNielsen eRatings.com, currently holds a 21% ownership position in NetRatings Japan. One of the Company’s directors, James J. Geddes, Jr., is a managing director of Trans Cosmos, and another of the Company’s directors, Michael P. Connors, is an executive officer of ACNielsen, which holds an 80.1% ownership interest in ACNielsen eRatings.com and a 6.3% ownership interest in the Company.

In September 1999, the Company formed a joint venture with ACNielsen to develop and maintain audience measurement panels and to market the Company’s products and services in key international markets. The joint venture, ACNielsen eRatings.com, was initially capitalized through cash contributions by the Company and ACNielsen for the purchase of common stock and preferred stock, respectively. To complete the initial capitalization of the joint venture, ACNielsen has agreed to contribute cash to fund the initial roll-out costs, consisting of the costs incurred to establish Internet audience measurement panels in each of the countries targeted by the joint venture, as such costs are incurred by the joint venture, and the Company has granted an exclusive license with respect to its data collection technology for the covered territory, subject to specified performance criteria. The preferred stock initially purchased by ACNielsen, together with any additional preferred stock purchased as part of the funding of the initial roll-out costs, will continue to have an 80.1% voting interest and be convertible into 80.1% of the common stock of the joint venture. All preferred stock issued by the joint venture will have a liquidation preference equal to the original purchase price.

The Company has entered into a stockholders agreement with ACNielsen setting forth procedures for funding the ongoing operations of the ACNielsen eRatings.com joint venture. Apart from the initial roll-out costs, the capital requirements of the joint venture are the responsibility of both companies in proportion to their relative voting interests in the joint venture. However, prior to September 23, 2001, ACNielsen had agreed to advance capital requirements by either purchasing additional stock, making loans to the joint venture bearing interest at the prime rate, or arranging loans from third parties. At the end of this period, the joint venture was required to repay any such loans from ACNielsen, and the Company was required to reimburse ACNielsen for its pro rata portion of any such stock purchases, after which the additional stock issued to ACNielsen would be retired. During 2001, the Company repaid $6,105,000 related to such loans from ACNielsen. As of December 31, 2001, $1,605,000 including interest expense, was recorded on the Company’s balance sheets with respect to such loans. Under the stockholders agreement, the joint venture and ACNielsen have a right of first refusal to purchase any shares of the joint venture that the Company wishes to sell to a third party. In addition, if the joint venture does not effect an initial public offering by September 22, 2004, the Company has the right to require ACNielsen to purchase the Company’s equity stake at its then current fair market value.

In January 2000, the Company established a joint venture in France, Mediametrie eRatings.com, in which it currently holds a 30% ownership interest and ACNielsen eRatings.com holds a 20% ownership interest. Mediametrie eRatings.com is responsible for building and maintaining a French audience measurement panel. During 2001, the Company invested approximately $474,000 in Mediametrie eRatings.com.

Revenue from the joint ventures’ Internet audience measurement services are allocated between the Company and the joint ventures depending on the location of the customer and the location of the panel whose data is used in the service:

•	The joint venture retains 100% of any revenue from services that the joint venture sells to customers outside North America based on data from panels outside North America.

•
The Company and the joint venture each record a 50% international panel fee from services that we sell to customers in North America based on data from panels outside North America or services that the joint venture sells to customers outside North America based on North American panel data.

•
The sale of data generated by a panel outside of North America generally entitles the Company to a technology royalty of 7-10% of such revenue, depending on the joint venture. However, during the five year period commencing October 1, 1999, the ACNielsen eRatings.com joint venture shall pay to the Company a minimum fee of $7.5 million and a maximum fee of $15 million for such five year period.

•
If either the Company or the joint venture sells services based on data from a combination of panels located both inside and outside North America, the allocation of revenues is determined by an operating committee consisting of two representatives of each company, with any decisions requiring a unanimous vote of those present, which must include at least one representative of each company.

For the year ended December 31, 2001, the Company recognized revenue of $2,061,000 related to royalties from the joint ventures. For that same period, revenue of $2,002,000 was recorded related to the Company’s sales to its customers of international data produced by the joint ventures. In connection with these sales, the Company also recorded cost of revenue of $1,470,000 for the year ended December 31, 2001 related to the data acquisition fees due to its international partners. The joint ventures are accounted for based on the equity method of accounting.

During 2001, the Company continued its assistance in the introduction of international panels by the joint ventures. This assistance primarily included engineering expertise, as well as marketing, operations, and sales assistance, and such costs were reimbursed by the respective joint ventures, net of overhead expense. For the year ended December 31, 2001, the Company recorded $1,776,000 in reimbursements from joint ventures related to this assistance, primarily the ACNielsen eRatings.com joint venture.

In October 2001, the Company entered into an Agreement and Plan of Reorganization with ACNielsen providing that the Company would purchase the 80.1 percent of ACNielsen eRatings.com that it did not own for approximately $16.4 million in a non-taxable transaction in which the Company would issue 1,256,000 shares of its common stock. The transaction was reviewed and recommended to the Company’s full board by its non-management directors who are unaffiliated with ACNielsen and its parent company, VNU N.V., and who deliberated separately. The closing of the acquisition was expressly conditioned upon the closing of the Company’s proposed acquisition of Jupiter Media Metrix, Inc., and the agreement was subject to termination should the agreement with Jupiter Media Metrix be terminated prior to closing. In February 2002, the Company terminated its agreement to acquire Jupiter Media Metrix, and subsequently, the Company and ACNielsen agreed to terminate their agreement regarding the Company’s acquisition of the remainder of ACNielsen eRatings.com. In connection with the termination of this agreement, the Company agreed to pay or reimburse ACNielsen in amounts such that the Company would bear, directly or indirectly, one-half of the costs incurred by eRatings to withdraw from certain countries in which it reports internet audience measurement services, as mutually agreed by the Company and ACNielsen. Our portion of these amounts is approximately $1.1 million.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders, acting in their sole discretion, deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

TH	E BOARD OF DIRECTORS

Dated: April 29, 2002

APPENDIX A

NETRATINGS, INC.

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

I.    STATEMENT OF POLICY

This Charter specifies the scope of the responsibilities of the Audit Committee of the Board of Directors of NetRatings, Inc. (the “Company”), and how the Committee carries out those responsibilities, including the structure, processes, and membership requirements. The primary function of the Committee is to assist the Board of Directors in fulfilling its financial oversight responsibilities by reviewing and reporting to the Board upon (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company’s systems of internal and external controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company’s risk management, cash management, auditing, accounting and financial reporting processes in general. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s financial policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems including access and security.

•	Review and appraise the audit efforts and independence of the Company’s auditors.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and the Board.

The Committee will primarily fulfill these responsibilities, and others as may be prescribed by the Board from time to time, by carrying out the activities enumerated in Section IV of this Charter.

II.    ORGANIZATION AND MEMBERSHIP REQUIREMENTS

At least three members of the Committee shall be independent Directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A member of the Committee shall be considered independent if, among other things, such Director:

•	is not an employee of the Company or its affiliates and has not been employed by the Company or its affiliates within the past three years;

•	is not a member of the immediate family of an executive officer of the Company or its affiliates who currently serves in that role or did so during the past three years;

•
has not accepted more than $60,000 in compensation from the Company during the previous fiscal year (excluding compensation and the related benefits for Board service), retirement plan benefits or non-discretionary compensation;

•
has not been a partner, controlling shareholder or an executive officer of any for-profit business to which the Company made, or from which it received, payments (other than those which arise solely from investments in the Company’s securities) that exceed 5% of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

•	is not an executive of another corporation on whose Compensation Committee any of the Company’s current executives serves.

All members of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member must have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background resulting in the individual’s financial sophistication, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.    MEETINGS

The Committee shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the independent auditors and management on a quarterly basis to review the Company’s financial statements consistent with Section IV.A.5. below and shall conduct a separate audit planning meeting with the independent auditors once a year.

IV.    PROCESSES

To fulfill its responsibilities and duties the Committee shall:

A.    Documents/Reports to Review

1.	Review and reassess the Charter’s adequacy periodically, as conditions dictate.

2.	Review, in consultation with the independent auditors, the audit scope and plan for the Company’s annual audit.

3.
Review the organization’s annual audited financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors. The review should include a discussion of management’s compliance with the Critical Accounting Policies disclosure defined in SEC release FR-60.

4.	Review the regular Management Letter to management prepared by the independent auditors and management’s response.

5.	Review related party transactions for potential conflicts of interests.

6.
Review the interim financial statements with financial management and the independent auditors prior to the filing of the Company’s Form 10-K and Form 10-Qs. These meetings should include a discussion of the independent auditors judgment as to the quality of the Company’s accounting and any uncorrected misstatements as a result of the auditors quarterly review.

7.
Maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record its summaries of recommendations to the Board in written form that will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

B.    Independent Auditors

1.
Recommend to the Board the selection of the independent auditors, considering independence and effectiveness. The Committee shall review and discuss with the auditors all significant relationships the auditors have with the Company to determine the auditors’ independence, and shall take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditors.

2.
Obtain from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, and discussing with the auditor any disclosed relationships or services that may impact auditor objectivity and independence (consistent with Independence Standards Board Standard No. 1 as referred to in SEC Release No. 33-7919 on November 21, 2000).

3.	Taking, or recommending that the Board take, appropriate action to oversee the independence of the outside auditor.

4.	Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

5.	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

C.    Financial Reporting Processes

1.	In consultation with the independent auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

2.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management.

4.	Inquire of management and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

D.    Process Improvement

1.
Review with management and the independent auditors separately any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.
Review with management and the independent auditors separately any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.	Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

4.	Review with the independent auditors and management separately the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

5.	Provide oversight and review the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

E.    Ethical and Legal Compliance

1.	Ensure that management has set an appropriate corporate “tone” for quality financial reporting, sound business practices and ethical behavior.

2.
Ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

3.	Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

4.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

5.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

6.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

7.	If necessary, initiate special investigations, and if appropriate, hire special counsel or experts to assist the Committee.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NETRATINGS, INC.

2002 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2002

The undersigned shareholder of NETRATINGS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2001 and hereby appoints William R. Pulver and David Muir and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of NETRATINGS, INC. to be held on June 4, 2002 at 9:00 a.m. local time, at the Embassy Suites Hotel located at 901 E. Calveras Blvd., Milpitas, California 95035 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

FOLD AND DETACH HERE

Please mark your votes like this	/X/

PROXY BY MAIL

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

		FOR all nominees listed below (except as indicated)	WITHHOLD			FOR	AGAINST	ABSTAIN
ITEM 1—	ELECTION OF DIRECTORS. IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME IN THE LIST BELOW:	/ /	/ /	ITEM 2—	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL PERIOD ENDING DECEMBER 31, 2002:	/ /	/ /	/ /

01	William R. Pulver	06	John A. Dimling
02	David H. Harkness	07	Michael P. Connors
03	Thomas A. Mastrelli	08	Arthur F. Kingsbury
04	D. Scott Mercer	09	James J. Geddes, Jr.
05	Jeffrey E. Epstein

COMPANY NUMBER:
PROXY NUMBER:
ACCOUNT NUMBER:

SIGNATURE	SIGNATURE	DATED , 2002

(THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE SHAREHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE